Exhibit 10j.(19)

Terasen

Gas

TARIFF SUPPLEMENT NO. 1-6

AMENDMENT AND RESTATEMENT OF

FIRM TRANSPORTATION SERVICE AGREEMENT

BETWEEN NORTHWEST NATURAL GAS COMPANY

AND TERASEN GAS INC.

(Formerly Be Gas Utility Ltd.)

Effective November 1, 2004

THIS AMENDMENT AND RESTATEMENT OF FIRM TRANSPORTATION SERVICE

AGREEMENT is dated              with effect as of and from November 1, 2004.

BETWEEN:

TERASEN GAS INC., formerly BC Gas Utility Ltd., a company incorporated under the laws of British Columbia having its registered office at 1111 West Georgia Street, Vancouver, British Columbia, Canada

(hereinafter called “Terasen Gas”)

OF THE FIRST PART

AND:

NORTHWEST NATURAL GAS COMPANY. (“NW Natural”), a company incorporated under the laws of the State of Oregon having its registered office at 220 NW Second Avenue, Portland, Oregon, U.SA

(hereinafter called “Shipper”)

OF THE SECOND PART

WHEREAS:

A. Terasen Gas owns and operates the Southern Crossing Pipeline and other transmission assets from the Interconnection with the TransCanada Pipelines Limited -British Columbia System located at Yahk, British Columbia to the interconnection with Duke Energy Gas Transmission Inc. near Kingsvale, British Columbia and contracts with Duke for capacity from Kingsvale to Huntingdon, British Columbia.

B. Terasen Gas will use the capacity on its system and the contracted capacity on the Duke System to provide the Shipper with the firm transportation service from Yahk to Huntingdon.

C. Terasen Gas holds capacity on both the British Columbia and Alberta systems of TransCanada Pipelines Limited and will permanently assign to Shipper the capacity which is required to match the capacity contracted under this Agreement.

D. The Parties have entered into a Firm Transportation Service Agreement dated January 13, 2003 with effect as of and from November 1, 2004 filed as Tariff Supplement No. 1-6 with the BCUC and have agreed to enter into this Amendment and Restatement of the Firm Transportation Service Agreement effective November 1, 2004, subject to the approval of the BCUC.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the terms, conditions and limitations contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Except where the context requires otherwise the following terms and abbreviations, when used in this Agreement, have the meanings set out below:

(a) “Affiliate”, when used to indicated a relationship with a Party or Person, means another Person that directly, or indirectly through one or more intermediates or otherwise, controls, or is controlled by, or is under common control with such Party or Person. A corporation shall be deemed to be an Affiliate of another corporation if one of them is directly or indirectly controlled by the other or if each of them is directly or indirectly controlled by the same Party or Person.

(b) “Agreement” means this Amendment and Restatement of the Firm Transportation Service Agreement effective as of and from November 1, 2004, together with any exhibits attached hereto, as amended, supplemented or restated from time to time.

(c) “Authorized Quantity” means the Nomination pursuant to Section 6.2 or the Intra-Day Nomination pursuant to Section 6.3 as either may be adjusted in accordance with Section 7.5.

(d) “BCUC” means the British Columbia Utilities Commission, or its successor.

(e) “Business Day” means any day except Saturday, Sunday and any Federal banking or statutory holidays observed in the State of Oregon or the Province of British Columbia or Alberta.

(f) “Commencement Date” means the date defined in Section 3.1.

(g) “Contract Capacity” means the maximum volume of pipeline capacity defined in Section 2.1 (b) that on each Day Terasen Gas is obligated to make available to Shipper under this Agreement and for which Shipper has agreed to pay Demand Charges specified in Exhibit A attached hereto and in accordance with the terms of this Agreement.

(h) “Contract Term” has the meaning given that term in Section 3.2.

(i) “Contract Year” means a twelve Month period, beginning on any November 1”, which falls within the Contract Term.

(j) “Cubic Metre” means that quantity of gas, which at a temperature of fifteen degrees (15”) Celsius and at an absolute pressure of kilopascals 101.325 kPa occupies one cubic metre.

(k) “Day” means a period of 24 consecutive hours, beginning and ending at 9:00 a.m. Central Standard Time or such other lime as may be determined by the Duke General Terms and Conditions.

(I) ‘Dth” means dekatherm which is equal to 1,000,000 Btu.

(m) “Delivery Point” means the point at which Terasen Gas delivers Shipper’s gas to Shipper or for Shipper’s account, which point is the Huntingdon Delivery Area on the Duke pipeline system.

(n) “Demand Charge” has the meaning given that term in Section 4.2 and as further described in Exhibit A.

(o) “Duke” means Duke Energy Gas Transmission Inc., its successors or assigns, or the natural gas pipeline system of Duke Energy Gas Transmission Inc., BC Pipeline and Field Services Division, as the subject matter or context requires.

(p) “Duke General Terms and Conditions” means the General Terms and Conditions of Duke approved by the NEB from time to time.

(q) “Export Delivery Area” means those points on the international boundary between Canada and the United States, where the Duke transmission pipeline interconnects with pipeline facilities located in the United States of America as defined in the Duke General Terms and Conditions as the “Export Delivery Area” as may be amended from time to time.

(r) “Fuel” has the meaning given that term in Section 5.1.

(s) “GJ” means gigajoule which is equal to one billion (1,000,000,000) Joules.

(t) “Gross Heating Value” means the number of megajoules obtainable from the combustion, at constant pressure, of one Cubic Metre of gas at a temperature of 15 degrees Celsius, free of all water vapour, and at an absolute pressure of 101.325 kPa, with the products of combustion cooled to the initial temperature of the gas and all water formed by the combustion reaction condensed to the liqUid state.

(u) “Huntingdon Delivery Area” means the area comprising of the Lower Mainland Delivery Area and Export Delivery Area.

(v) “Imbalance” means the difference, in GJs, between the quantity of natural gas received by Terasen Gas to the Shipper’s account at the Receipt Point, net of Fuel, and the quantity of natural gas delivered by Terasen Gas to the Shipper’s account at the Delivery Point.

(w) “Intra-Day Nomination” means a nomination for a particular Day that is submitted after the Nomination deadline specified in Section 6.1.

(x) “Joule” means the work done when the point of application of forces of one Newton is displaced at a distance of one metre in the direction of the force.

(y) “kPa” kilopascals of pressure gauge.

(z) “Kingsgate Daily Absolute High” means the PG&E-GTNW Kingsgate Daily Absolute High Price as set out in Gas Daily’s Daily Price Survey of gas delivered to PG&E Gas Transmission, Northwest Corporation at Kingsgate, converted to Canadian dollars using the noon exchange rate as quoted by the Bank of Canada one Business Day prior to gas flow date for each Day. Energy units are converted from Dth to GJ by application of a conversion factor equal to 1.055056 GJ per Dth.

(aa) “Kingsvale” means the point near Kingsvale, British Columbia, Where the transmission facilities of Terasen Gas interconnect with the transmission facilities of Duke.

(bb) “Lower Mainland Delivery Area” means the Terasen Gas -Lower Mainland Division delivery area as defined in the Duke General Terms and Conditions as may be amended from time to time.

(cc) “Month” means a period extending from the beginning of the first Day in a calendar month to the beginning of the first Day in the next succeeding calendar month or such other period as agreed upon by the Shipper and Terasen Gas.

(dd) “NEB” means National Energy Board or its successor.

(ee) “Nominate” or “Nomination” means Shipper’s notice to Terasen Gas, or its designated agent, respecting the quantities of gas which Shipper wishes Terasen Gas to deliver to Shipper or for its account at the Delivery Point for the Day, as further described in Section 6.1.

(ff) “Party” means a party to this Agreement and “Parties’ means both of them.

(gg) “Person” means any party except the Parties to this Agreement.

(hh) “Receipt Point” means the points at which Terasen Gas receives gas from Shipper. For the purposes of this Agreement, the Receipt Point will be at or near the point of Interconnection of the Terasen Gas system with TCPL’s pipeline system at Yahk. The Receipt Point may also be Kingsvale subject to any restrictions imposed by Duke.

(ii) “Service Interruption” has the meaning given that term in Section 13.1.

(jj) “Sumas Daily Absolute High” means the Northwest Sumas Daily Absolute High Price as set out in Gas Daily’s Daily Price Survey for gas delivered to Northwest Pipeline Corporation at Sumas, converted to Canadian dollars using the noon exchange rate as quoted by the Bank of Canada one Business Day prior to gas flow date for each Day. Energy units are converted from Dth to GJ by application of a conversion factor equal to 1.055056 GJ per Dth.

(kk) “TCPL” means TransCanada Pipelines Limited -British Columbia System, its successors and assigns.

(ll) “Terasen Gas” means Terasen Gas Inc.

(mm) “Terasen Gas Market’ means the design day demand, as it varies from time to time, of the firm natural gas sales and transport customers along the Southern Crossing Pipeline route and north of Oliver, British Columbia served by Terasen Gas.

(nn) “Yahk” means Yahk. British Columbia, or jf the context requires, means the East Kootenay Exchange near Yahk, British Columbia, where the existing transmission facilities of Terasen Gas interconnect with the transmission facilities of TCPL.

(oo) “103m3 means 1,000 Cubic Metres of gas as determined on the measurement basis set forth in Article 12.

1.2 Included Words: In this Agreement words importing the singular shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender, and vice versa. and words importing persons shall include firms and corporations, and vice versa.

1.3 Headings and Divisions: The division of this Agreement into articles and sections, the provision of an index and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the Agreement.

ARTICLE 2

SERVICES

2.1 Nature of Service: Subject to the provisions of this Agreement, Terasen Gas shall provide to Shipper non-recallable daily firm natural gas transportation service (“Firm Service”) during the term of this Agreement consisting of:

(a) Receipt, at the Receipt Point, of the Authorized Quantity plus Fuel and adjusted for any Imbalance Nominations; and

(b) Delivery to Shipper, or toJlnippers account, at the Delivery Point of a quantity of gas which shall not exceed that quantity of gas which is thermally equivalent to a maximum volume of 1,317 103m3 per Day (the ·Contract Capacity”).

Firm Service hereunder shall not be subject to curtailment or interruption except as provided in Article 14, or for scheduled maintenance, repair or modification of the facilities of Terasen Gas and Duke.

2.2 Shipper’s Obligations: On any Day, Shipper shall Nominate for Firm Service a quantity of gas not to exceed the thermal equivalent of the Contract Capacity, and Shipper shall deliver to Terasen Gas at the Receipt Point a quantity of gas equal to the Authorized Quantity plus Fuel. On the same Day, Shipper shall receive a quantity of gas which is thermally equivalent to the Authorized Quantity at the Delivery Point. Shipper shall make all necessary arrangements with transporters upstream of the Receipt Point and downstream of the Delivery Point for such purposes. Any failure of the Shipper to comply with this provision shall not affect the Shippers obligations to make any payments hereunder.

ARTICLE 3

TERM OF SERVICE

3.1 Commencement Date: Firm Service under this Agreement will commence on November 1, 2004 (the “Commencement Date”).

3.2 Contract Term: This Agreement shall be effective from the date hereof and shall continue in force until sixteen (16) years after the Commencement Date (the “Contract Term”), ending October 31, 2020 subject to such extension as may be required in accordance with the provisions of Section 6.6 of this Agreement.

3.3 Early Termination

(a) A Party may terminate this Agreement if at any time the BCUC or the NEB sets rates or terms of service which differ from those set forth in this Agreement and which are materially adverse to that Party; provided that the Party adversely affected may not terminate this Agreement if the other Party agrees to compensate the adversely affected Party to the extent of that adverse effect. The Party terminating this Agreement must give ninety (90) Days’ prior notice in writing to the other Party and the termination will take effect at the end of the Day on the October 31 following expiry of the ninety (90) Day notice period.

(b) If the Shipper fails to pay the full amount outstanding in respect of any monthly statement for a period of thirty (3D) Days after suspension of receipt and delivery of gas by Terasen Gas pursuant to Section 9.5, Terasen Gas may, in addition to any other remedy it may have, terminate this Agreement effective on the date of written notice by the Terasen Gas to the Shipper of such termination.

Terasen Gas Tariff

Supplement Other

(c) If the Shipper

(i) makes an assignment or any general arrangement for the benefit of its creditors;

(ii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or has such petition filed against it and such proceeding remains undismissed for 30 Days;

(iii) otherwise becomes bankrupt or insolvent (however evidenced); or

(iv) is unable to pay its debts as they fall due;

Terasen Gas may terminate this Agreement forthwith without notice.

(d) Notwithstanding any other provision in this Agreement, if any U.S. federal or state or Canadian federal or provincial law, rule, order, opinion, enactment or regulation of any governmental authority having jurisdiction over Shipper, or any court renders all or substantially all of this Agreement illegal or unenforceable, then Shipper shall have the right to terminate this Agreement upon ninety (90) Days written notice to Terasen Gas. Shipper may not terminate this Agreement if the Parties mutually agree to amend this Agreement to conform with such law, rule, order, opinion, enactment or regulation provided that such amendment shall be in writing and signed by both Parties.

3.4 Effect of Termination: Upon termination of this Agreement, this Agreement shall cease to have any force or effect, save as to the provisions of Section 19.5 and any unsatisfied obligations or liabilities of either Party arising prior to the date of such termination, or arising thereafter as a result of such termination.

ARTICLE 4

DELIVERY CHARGES

4.1 General: From the Commencement Date, Shipper shall pay to Terasen Gas each Month the amounts described below plus any and all taxes and/or surcharges of any nature payable by or on behalf of Terasen Gas with respect to the natural gas transported under this Agreement.

4.2 Demand Charge: The Demand Charges for Contract Capacity shall be determined as provided for in Exhibit A to this Agreement.

4.3 Commodity Charges: In addition to the Demand Charge, Shipper shall pay commodity charges (“Commodity Charges”) consisting of:

(a) Amounts for tax on fuel gas consumed in operations payable by Terasen Gas under the Motor Fuel Tax Act (British Columbia), or its successor legislation, allocated to the Shipper for the Month related to the transportation of gas for the Shipper under this Agreement, plus

(b) Any directly incurred Duke commodity tolls from Kingsvale to Huntingdon, including any motor fuel taxes, surcharges and/or adjustments thereof, related to the firm transportation of gas for the Shipper under this Agreement.

ARTICLE 5

5.1 Nomination of Fuel: In addition to the gas that Shipper desires to be delivered for the Shipper’s account at the Delivery Point, the Shipper shall nominate for and tender or cause to be tendered to Terasen Gas at the Receipt Point, a quantity of gas based upon an applicable monthly fuel percentage. The fuel percentage shall be established by Terasen Gas, and calculated by dividing Terasen Gas’ reasonable estimate of compressor fuel, line losses and unaccounted for gas, and the required operational variance in linepack for the Month (collectively, the “Fuel”) by the total estimated Nominations for the Month (“the Fuel Percentage”).

5.2 Procedure for Fuel: Terasen Gas or its agent will advise the Shipper by fax, or other such method agreed to by Terasen Gas and Shipper, of the applicable Fuel Percentage by no later than the twenty-fifth (25th) day of the Month for the following Month, which amount shall be expressed as a percentage of the quantity of gas to be delivered at the Delivery Point in that Month. In the absence of such notification, the Shipper shall use the monthly Fuel Percentage communicated by Terasen Gas for the preceding Month. In the following Month’s estimate of Fuel, Terasen Gas shall provide an adjustment based on any differences between actual Fuel in the preceding Month and the Fuel provided by the Shipper for that Month, as determined by Terasen Gas.

(a) The Fuel calculation mechanism as it relates to the Nomination and scheduling process will be (1 • Fuel Percentage) multiplied by the receipt quantity =delivery quantity.

(b) The transportation priority for Fuel will be the same as the level of service as the transactions to which it applies.

5.3 Units: The Fuel will be calculated on an energy basis. The results of the Fuel reimbursement calculation for the Nomination and scheduling process will be rounded to the nearest GJ.

Terasen Gas Tariff

Supplement -Other

ARTICLE 6

NOMINATIONS

6.1 Shipper’s Nominations: Shipper shall advise Terasen Gas, or its designated agent, at the times noted below, of the quantity of gas which it requests Terasen Gas to deliver at the Delivery Point for the Day. Such advice, hereinafter called a Nomination, shall be provided to Terasen Gas or its agent by facsimile or other such method agreed to by Terasen Gas and Shipper for the purpose of scheduling daily transportation of natural gas under this Agreement. Shipper must advise Terasen Gas or its agent of Shipper’s Nomination not later than 10:30 Gentral Clock time on the Day prior to the Day in which Terasen Gas is requested to deliver such gas.

A Nomination shall include the daily quantity requested to be transported (expressed in GJ), the beginning and end dates and the appropriate upstream and downstream shippers. In the event that more than one Nomination is submitted, the Nomination shall include an indication of priority. The total daily quantity requested to be transported shall not exceed the quantity of gas that is thermally equivalent to the Contract Capacity.

All Nominations received by Terasen Gas or its agent shall remain in effect, whether or not deliveries are made, until an amended Nomination is received by Terasen Gas or its agent pursuant to this Section 6.1.

6.2 Authorized Quantity: Terasen Gas, or its agent, shall confirm the Nomination as the Authorized Quantity to the Shipper, provided that Shipper has arranged for delivery of the Nomination plus Fuel at the Receipt Point and that Shipper has arranged for the Nomination to be transported from the Delivery Point. If the quantity of gas which Shipper has arranged for delivery at the Receipt Point is less than the Nomination plus Fuel or the quantity of gas which Shipper has arranged for transportation from the Delivery Point is less than the Nomination, then the Authorized Quantity shall be adjusted to the lesser of those two quantities taking into consideration Fuel requirements.

The confirmation shall be provided to Shipper not more than one hour after Duke confirms scheduled quantities to its shippers for each nomination cycle.

6.3 Intra-Day Nominations: Shipper shall be entitled to make Intra-Day Nominations to the extent that Intra-Day Nominations become effective on the pipeline systems of Duke and TCPL, subject to the operations of Terasen Gas, or its agent, being able to effectively’ accommodate the Intra-Day Nomination. Intra-Day Nominations generally shall be in accord with Intra-Day Nominations available to shippers on the Duke system including the effective time. The Intra-Day Nomination deadline shall be one hour prior to the deadline on the Duke system for the corresponding intra-day cycle. Terasen Gas, or its agent, shall confirm the Intra-Day Nomination as the Authorized Quantity (adjusted in accordance with Section 6.2) not more than one hour after Duke confirms scheduled quantities to its shippers as Intra-Day Nominations. Intra-Day Nominations shall apply only for the specific Day nominated.

6.4 Elapsed Pro-Rata: During the Intra-Day scheduling process, Intra-Day Nominations will be subject to that portion of the scheduled quantity that would have theoretically flowed up to the effective time of the Intra-Day Nomination being confirmed, based upon a cumulative uniform hourly quantity for each Nomination cycle affected (Elapsed ProRata”).

6.5 Communications: All Nominations and confirmations shall be delivered to the Parties as directed below or otherwise in writing:

Terasen Gas Inc. 16705

Fraser Highway Surrey,

B.C. V3S 2X7

Attention: Marketing Services Representative

Telephone: (604) 592-7788

Facsimile: (604) 648-8751 or (403) 206-7293

Northwest Natural Gas Company 220

NW Second Avenue Portland, OR

97209

Attention: Gas Supply Department

Telephone: (503) 226-4211

Facsimile: (503) 220-2421

6.6 Term Extension: Notwithstanding the provisions of this Agreement, in the event there is a cumulative Imbalance (“Cumulative Imbalance”) between receipts and deliveries at the end of the Contract Term, the Contract Term of the Agreement will be extended by extending deliveries or receipts, as applicable, until such Cumulative Imbalance is eliminated or by such method as is then mutually agreed upon by the Parties hereto.

ARTICLE 7

IMBALANCES

7.1 Balancing: The Shipper shall use all reasonable efforts to at all times maintain balance, based on the best available information, between the gas received to the Shipper’s account at the Receipt Point, net of Fuel, and the gas delivered by the Terasen Gas from the Shipper’s account at the Delivery Point. Any difference between gas received and delivered on a given Day, will be considered an Imbalance for the Day. In the event the gas received exceeds that delivered, then the Imbalance will be considered a pack (“Pack Imbalance”). In the event the gas delivered exceeds that received then the Imbalance will be considered a draft (“Draft Imbalance”).

7.2 Tracking Imbalances: In the event that Terasen Gas determines that there is a Pack Imbalance or Draft Imbalance on a Day, that amount will be accumulated with the Pack Imbalances and Draft Imbalances for previous Days and tracked as a Cumulative Imbalance.

7.3 Communication of Imbalances: Terasen Gas or its agent will communicate any Pack Imbalance, Draft Imbalance, and the Cumulative Imbalance each Day together with the Authorized Quantity as set out in Section 6.2.

7.4 Imbalance Remedy: If Terasen Gas determines that a Shipper has a Pack Imbalance or Draft Imbalance, Terasen Gas at any point may request that the Shipper remedy, in whole or in part, such Imbalance within the next Day or other such timeframe that is agreed on by the Parties. Shipper will reduce Pack Imbalances by placing requests with Terasen Gas for Imbalance return (“Imbalance Return”) and will reduce Draft Imbalances by placing requests for Imbalance payback (“Imbalance Payback”). These requests shall be considered Imbalance Nominations and are Subject to the Nomination rules and deadlines pursuant to Article 6. Imbalance Nominations that are Shipper’s response to Terasen Gas’ request that the Shipper remedy an Imbalance under this Section 7.4 shall be of higher priority than all other Nominations. The Cumulative Imbalance will be increased or decreased accordingly by the Imbalance Paybacks and Imbalance Returns authorized for the Day.

7.5 Adjustment of Receipts and Deliveries: In the event the Shipper does not submit Nominations to remedy an Imbalance as requested by Terasen Gas pursuant to Section 7.4, Terasen Gas has the right to adjust the receipts and deliveries of Shipper’s gas to the extent needed to remedy the Imbalance.

7.6 Penalties: If Terasen Gas has requested that Shipper remedy any Imbalance pursuant to Section 7.4, and the Shipper fails to comply, then to the extent that Terasen Gas was not successful in remedying the Imbalance, the Shipper shall pay to Terasen Gas a fee equal to the Imbalance amount not remedied expressed in GJs, multiplied by the greater of the Sumas Daily Absolute High plus 10% or the Kingsgate Daily Absolute High plus 10% for the Day that the Imbalance was to be remedied. In the event the Shipper is assessed a penalty, the Shipper’s Cumulative Imbalance will be adjusted accordingly by the amount of gas on which the Shipper was assessed the penalty.

7.7 Error on Terasen Gas’ Part: If an Imbalance is created as a result of an error on the part of the Terasen Gas or its designated agent during the scheduling process, then Terasen Gas must eliminate the Imbalance the next Day unless otherwise agreed to by the Parties. If the Imbalance caused by the Terasen Gas’ error is not eliminated the next Day, then Terasen Gas shall pay to the Shipper a fee equal to the amount of the unresolved Imbalance multiplied by the greater of the Sumas Daily Absolute High plus 10% or the Kingsgate Daily Absolute High plus 10% for the Day the imbalance was created. Payment of this penalty would result in the Cumulative Imbalance amount being adjusted accordingly by the amount of gas on which the Terasen Gas was assessed a penalty.

7.8 Potential for Future Changes to Balancing Requirements: The Parties recognize that Duke may obtain NEB approval for changes to the balancing provisions set out in the Duke General Tenns and Conditions that may result in balancing penalties beyond those currently provided for in the current Duke General Tenns and Conditions. In this event, Terasen Gas reserves the right to recover any such penalty costs assessed to Terasen Gas as a result of the Shipper failing to take delivery of the Authorized Quantity for a Day.

In the event that the Southern Crossing Pipeline system is expanded and the balancing requirements for shippers transporting gas on the expansion capacity are different than the balancing requirements described under this section 7, the balancing requirements set out in this Section 7 shall be modified to align with the balancing provisions for the expansion capacity.

ARTICLE 8

RECEIPT AND DELIVERY OF GAS

8.1 Delivery Obligation: Terasen Gas’ obligation to deliver gas to Shipper on any Day at the Delivery Point shall be subject to:

(a) Terasen Gas having authorized the transportation of gas on that Day pursuant to a Nomination; and

(b) Shipper delivering to Terasen Gas at the Receipt Point the Authorized Quantity plus Fuel and adjusted for any Imbalance Nominations.

8.2 Receipt Point Pressure: Shipper shall deliver to Terasen Gas the Authorized Quantity at such pressure at the Receipt Point as is in accordance with the General Terms and Conditions of the applicable interconnecting pipeline, Le. TCPL or Duke or both as the circumstances require.

8.3 Energy Conversion: From time to time Terasen Gas, or its agent, shall notify Shipper of the Gross Heating Value to be used for calculating the quantity of gas in GJs which is equivalent to Shipper’s Contract Capacity. This quantity of gas shall be used in Teresen Gas’ or its agent’s scheduling process.

8.4 Commingled: Terasen Gas shall be deemed to be in possession of, and control of, and responsible for all gas received at the Receipt Point until such gas is delivered by it at the Delivery Point. Terasen Gas shall have the right to commingle such gas with other gas in the Terasen Gas facilities or in the facilities of others transporting the gas.

Terasen Gas Tariff

Supplement -Other

ARTICLE 9

STATEMENT AND PAYMENTS

9.1 Billing Period: Commencing in the Month following the Month in which the Commencement Date occurs, Terasen Gas shall, on or before the twenty-first (21st) day of each Month, deliver to Shipper a statement of the amount payable by Shipper for all services provided by Terasen Gas to Shipper during the preceding Month.

9.2 Payment: All payments shall be made in readily available Canadian Funds to Terasen Gas or its designate on or before the last Business Day of the Month following the Month in which services were provided unless Shipper receives a statement from Terasen Gas after the twenty-first (21st) day of the Month following the Month in which services were provided, in which case payment shall become due on or before the tenth (10th) calendar day after which the Shipper receives a statement from Terasen Gas. If the payment due date falls on a day other than a Business Day, payment will be due on the closest following Business Day.

9.3 Failure to Pay: If the Shipper fails or neglects to make any payment required under this Agreement to Terasen Gas when due, interest on the outstanding amount will accrue, at the annual rate of interest declared by the chartered bank in Canada principally used by Terasen Gas, for loans in Canadian dollars to its most creditworthy commercial borrowers payable on demand and commonly referred to as its ‘prime rate”, plus:

(a) 2% from the date when such payment was due for the first thirty (30) Days that such payment remains unpaid and 5% thereafter until the same is paid when the Shipper has not, during the immediately preceding six (6) Month period, failed to make any payment when due hereunder; or

(b) 5% from the date when such payment was due to and including the date the same is paid when the Shipper has, during the immediately preceding six (6) Month period, failed to make any payment when due hereunder.

9.4 Billing Disputes: If the Shipper disputes any portion of any payment billed to Shipper by Terasen Gas under this Agreement, Shipper will nonetheless pay to Terasen Gas that portion of the amount which is not in dispute on or before the specified due date. Shipper and Terasen Gas will cooperate to resolve any billing disputes in an expeditious and timely manner. In the event that the amount in dispute is subsequently determined to have been properly due and owing, Shipper will forthwith pay to Terasen Gas the disputed amount in full, together with interest accrued thereon from the due date at the rate specified in Section 9.3.

9.5 Service Suspension: Terasen Gas may cease to receive and deliver gas to Shipper if Shipper fails to pay Shipper all monies due and owing in accordance with provisions of this Article 9.

9.6 Examination of Records: Each of Terasen Gas and the Shipper shall have the right. at its own expense, at reasonable times and upon reasonable notice to examine, audit, and to obtain copies of the books, records and charts of the other Party, only to the extent reasonably necessary to verify accuracy of any statement, charge, payment. computation, or any claim for underpayment or overpayment. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Agreement. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under or over payments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two (2) years after the month of transportation provided under this Agreement All retroactive adjustments under this Article 9 shall be paid in full by the Party owing payment within thirty (30) days of notice and substantiation of such inaccuracy,

ARTICLE 10

WARRANTY OF OWNERSHIP OR CONTROL AND ELIGIBILITY FOR TRANSPORTATION

10.1 Shipper’s Warranty: Shipper warrants that all gas delivered to Terasen Gas for transportation under this Agreement shall be owned by or validly under the control of Shipper or other Persons delivering the gas on the Shipper’s behalf to Terasen Gas. Shipper will indemnify Terasen Gas and save it, its directors, officers, agents and employees and its successors and assigns, harmless from all suits, actions, damages, costs, losses, expenses (including reasonable legal fees) and regulatory proceedings, arising from breach of this warranty or any misrepresentation relating thereto.

ARTICLE 11

QUALITY OF GAS

11.1 Receipt Point The gas delivered by Shipper to Terasen Gas at the Receipt Point for transportation to the Delivery Point shall meet the quality specifications contained in Duke’s General Terms and Conditions, as amended from time to time, provided that such specifications are no more stringent than the specifications of TCPL

11.2 Delivery Point: The gas Terasen Gas delivers to Shipper or for Shipper’s account under this Agreement shall have the constituent parts that result from the commingling of gas from various sources in the facilities used to transport gas for Terasen Gas and shall meet Duke’s specifications.

11.3 Non Conforming Gas: If the gas delivered to Terasen Gas for transportation under this Agreement shall fail at any time to conform to any of the specifications set forth in this Article 11, then Terasen Gas or its agent shall notify Shipper of such deficiency and may, at its option, refuse to accept such gas pending Shipper remedying such failure to conform to the required quality specifications. However, any such refusal shall not relieve Shipper from any obligation to pay its Demand Charge, or any other charge payable to Terasen Gas under this Agreement.

ARTICLE 12

MEASUREMENT

12.1 Volumetric Unit Except as otherwise specified in this Agreement, the unit of volume of gas for all purposes hereunder shall be one thousand (1,000) Cubic Metres (103m3).

12.2 Energy Unit The unit of energy of gas for all purposes hereunder shall be one GJ. The volume of gas transported by Terasen Gas for each Day shall be determined by dividing the quantity of energy transported by the average Gross Heating Value of the gas over the same period. The Gross Heating Value shall be determined at reasonable intervals by the Party operating the measuring equipment

12.3 Measuring Equipment The volume of gas transported under this Agreement shall be determined by means of a metering device approved in accordance with standard industry practices.

12.4 Measuring Procedures: All fundamental constants, observations, records, and procedures involved in determining and/or verifying the quantity and other characteristics of gas delivered will, unless otherwise specified in this Agreement, be in accordance with the measurement standards recognized as standard industry practices.

12.5 Preservation of Data: Terasen Gas shall preserve or cause to be preserved all measurement test data, measurement charts, and other similar records pertaining to the Firm Service provided by Terasen Gas under this Agreement for a period of two (2) years from the date of their creation. Unless otherwise challenged by a Party within that period, all such data, charts and records shall be deemed to be final and conclusive.

12.6 Rounding: The volume of gas shall be specified in 103 m3 to one decimal place and energy shall be specified in GJs rounded to the nearest GJ.

Terasen Gas Tariff

Supplement -Other

ARTICLE 13

CONTRACT DEMAND CREDITS

13.1 Service Interruption: If on any Day and for any reason, Terasen Gas is unable to take receipt of gas which was Nominated by Shipper at the Receipt Point, or deliver gas at the Delivery Point which was Nominated by Shipper (hereafter a Service Interruption” and such volume referred to as the “Interrupted Volume”) then, subject to paragraphs 13.2 (a) and (b), Shipper will be entitled to a credit on its next monthly bill, for that Service Interruption. The credit shall be equal to the Demand Charge in effect during the Service Interruption, and multiplied by the Interrupted Volume.

132 Demand Charge Obligation: Shipper will not be entitled to receive a credit pursuant to Section 13.1:

(a) for any period of time during a Service Interruption when Shipper is unable to deliver gas to Terasen Gas at the Receipt Point or accept delivery of gas at the Delivery Point, and

(b) for any period of time during a Service Interruption when Terasen Gas was unable to receive gas from or on behalf of Shipper at the Receipt Point due to the scheduled maintenance, repair or modification of the facilities of Terasen Gas or any part thereof including connecting facilities such as Duke or others upon which Terasen Gas may be dependent upon to effect delivery under this Agreement. To the extent practicable, Terasen Gas will use commercially reasonable efforts to cause repairs or maintenance to be made to minimize interruption or curtailment of transportation service to Shipper under this Agreement, and to restore service as quickly as possible.

13.3 Make-Up Gas: If Terasen Gas and Shipper agree, Terasen Gas may allow Shipper to deliver to Terasen Gas for receipt at the Receipt Point additional volumes of gas as makeup gas for that quantity which Terasen Gas was unable to receive during a Service Interruption. In such event Shipper will not be entitled to receive a credit in respect of any such gas so received by Terasen Gas.